Exhibit 99.1

MAQUIA CAPITAL ACQUISITION CORPORATION ANNOUNCES MONTHLY SPONSOR CONTRIBUTION OF $0.025 PER SHARE TO TRUST ACCOUNT FOR PROPOSED EXTENSION AND POSTPONEMENT OF STOCKHOLDER MEETING TO 5:00 PM EASTERN TIME MAY 5, 2023

Miami, FL, May 4, 2023 (GLOBE NEWSWIRE) – Maquia Capital Acquisition Corporation (“Maquia” or the “Company”) (Nasdaq: “MAQC”, “MAQCU”, “MAQCW”) announced today that, in connection with the Company’s upcoming special meeting of the stockholders (the “Special Meeting”) to consider and approve an extension of time for the Company to consummate an initial business combination from May 7, 2023 to February 7, 2024 (the “Extension”), Maquia Investments North America, LLC (the “Sponsor”) or its designees have agreed to contribute to the Company as a loan an aggregate of $ 0.025 for each share of Class A commons stock that is not redeemed, for each calendar month (commencing on May 7, 2023 and on the 7th day of each subsequent month) until February 7, 2024 (each, an “Extension Period”), or portion thereof, that is needed to complete an initial business combination (the “Contribution”). For example, if the Company takes until February 7, 2024, to complete its initial business combination, which would represent nine calendar months, the Sponsor or its designees would make aggregate Contributions resulting in a redemption amount of approximately $11.135 per unredeemed share, in comparison to the current redemption amount of $10.91 per share.

Each Contribution will be deposited in the trust account within five (5) business days from the beginning of each Extension Period (or portion thereof), and any Contribution is conditioned upon the implementation of the Extension. No Contribution will occur if the Extension is not approved or is not completed. The amount of each Contribution will not bear interest and will be repayable by the Company to the Sponsor or its designees upon consummation of its initial business combination. The Company will have the sole discretion whether to continue extending for additional calendar months until February 7, 2024. If the Company opts not to utilize any remaining portion of the Extension Period, then the Company will liquidate and dissolve promptly in accordance with its charter, and its Sponsor’s obligation to make additional contributions will terminate.

In connection with the above announcement of the Contribution to be made by the Sponsor or its designees if the Extension is approved, the Company is also postponing the Special Meeting from the originally scheduled 12:00 p.m. Eastern time on Friday, May 5, 2023, to later that same day to 5:00 p.m. Eastern time on Friday, May 5, 2023. At the Special Meeting, stockholders will be asked to vote on the proposal to extend the date by which the Company must consummate an initial business combination from May 7, 2023 to February 7, 2024, or such earlier date as determined by the Company’s board of directors.

As a result of this change, the Special Meeting will now be held at 5:00 p.m., Eastern time, on May 5, 2023, via a live webcast at  https://www.cstproxy.com/maquiacapital/2023. Also as a result of this change, the deadline for holders of the Company’s Class A common stock issued in the Company’s initial public offering to submit their shares for redemption in connection with the Extension, is being extended to 5:00 p.m., Eastern time, on Friday, May 5, 2023.

The Company plans to continue to solicit proxies from stockholders during the period prior to the Special Meeting. Only the holders of the Company’s common stock as of the close of business on April 12, 2023, the record date for the Special Meeting, are entitled to vote at the Special Meeting.

About Maquia Capital Acquisition Corporation

Maquia Capital Acquisition Corporation is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company is led by Chief Executive Officer, Jeff Ransdell, Chief Financial Officer, Jeronimo Peralta, Chief Operating Officer, Guillermo Cruz, and Chief Investment Officer, Maggie Vo.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. These forward-looking statements and factors that may cause such differences include, without limitation, uncertainties relating to the Company’s stockholder approval of the Extension, its inability to complete an initial business combination within the required time period or, and other risks and uncertainties indicated from time to time in filings with the Securities and Exchange Commission (the “SEC”), including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 under the heading “Risk Factors” and in other reports the Company has filed, or to be filed, with the SEC. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Participants in the Solicitation

Maquia and its directors, executive officers, other members of management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies from the securityholders of the Company in favor of the approval of the Extension Proposal. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of the Company’s directors and officers in the Company’s definitive proxy statement filed with the SEC on April 24, 2023 (as may be amended, the “Proxy Statement”), which may be obtained free of charge from the sources indicated above.

No Offer or Solicitation

This press release s shall not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the Extension. This communication shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act or an exemption therefrom.

Additional Information and Where to Find It

Maquia urges investors, stockholders and other interested persons to read the Proxy Statement as well as other documents filed by the Company with the SEC, because these documents will contain important information about the Company and the Extension. Stockholders may obtain copies of the Proxy Statement, without charge, at the SEC’s website at www.sec.gov or by directing a request to: Advantage Proxy, Inc., P.O. Box 13581, Des Moines, WA 98198, Attn: Karen Smith.

INVESTOR RELATIONS CONTACT

Guillermo Eduardo Cruz Ruiz

Maquia Capital Acquisition Corporation

50 Biscayne Boulevard, Suite 2406, Miami, FL 33132

E-mail: guillermo@maquiacapital.com

Telephone: (305) 608-1395